EXHIBIT 10.12

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT, dated as of May 6, 2019 (“Agreement” and “Asset Purchase Agreement”),  is entered into this 9th day of March  2020 by and between TransBiotec, Inc., a Delaware corporation (“TransBio” and “Buyer”) and IDTEC, LLC, a Colorado limited liability company (“IDTEC” and “Seller”). TransBio and IDTEC may each be referred to herein as a “Party” and, together, may be referred to as the “Parties.”

WHEREAS, TransBio and IDTEC have entered into the Agreement pursuant to which IDTEC will sell and TransBio will purchase certain assets that are listed on Schedule 1.01 to the Agreement (“Assets”).

WHEREAS, at Closing of the transaction described in the Agreement, TransBio will issue 12,000,000 shares of its Common Stock after giving effect to a reverse stock-split to IDTEC in exchange for the Assets.

WHEREAS, the Parties have agreed that certain provisions of the Agreement (i) have been renegotiated , (ii) are no longer applicable, or (iii) need to be amended to reflect the change of facts or circumstances.

NOW, THEREFORE, in consideration of the mutual benefits to the Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.	Section 1.04 Further Commitments. of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 1.04 Further Commitments.

The Parties further acknowledge that IDTEC, Gary Graham, First Capital Holdings, LLC, and First Capital Ventures, LLC, have voluntarily  committed personnel and funds to Buyer to: (i) assist with ongoing operating expenses, (ii) pay for further engineering and development work on Buyer’s products and prototypes, (iii) protect, maintain, and develop the Buyer’s products and intellectual property, (iv) hire, pay and retain the proposed management team, third party consultants and advisors for the Buyer following the consummation of the sale contemplated in this Agreement, and (v) take such further actions as are necessary to more quickly expand the Buyer’s business subsequent to the sale of the Purchased Assets. The Parties acknowledge that the aggregate amount of the items noted in this Section 1.04 is equal to USD $1,416,076 as of February 20, 2020 and will be a greater amount by the date that the Agreement is either closed or terminated (the “Closing Date”).  The Parties acknowledge and agree that these funds were advanced voluntarily and are not the obligation of the Buyer and the Buyer does not have any obligation to repay these funds in the event the transaction contemplated by the Agreement does not close.  In the event the transaction does close, then on the Closing Date Buyer shall issue convertible promissory notes as described in Subsection 2.03 (f) below for the aggregate amounts incurred, paid or advanced.

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The Parties further acknowledge that an affiliate of IDTEC purchased TransBio Preferred Stock in a separate transaction. TransBio previously agreed that it would, if requested in writing after the funding from the purchase of the TransBio Preferred Stock, pay up to USD $200,000 to IDTEC or its affiliates for the development of the SOBR device. In connection with the closing of the sale of the TransBio Preferred Stock, IDTEC requested, and TransBio paid, USD $141,000 to IDTEC or its affiliates for the development of the SOBR device.  The amount voluntarily advanced by IDTEC is USD $1,416,076 as of February 20, 2020.

2.	Section 2.02 Seller Closing Conditions subsection (b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b) Not used in this Agreement

3.	Section 2.03 Buyer Closing Conditions subsection (f) of the Agreement is hereby deleted in its entirety and replaced with the following:

(f) Buyer acknowledges that Gary Graham, First Capital Holdings, LLC, First Capital Ventures, LLC, and Seller have voluntarily committed personnel and funds to Buyer to: (i) assist with ongoing operating expenses, (ii) pay for further engineering and development work on Buyer’s products and prototypes, (iii) protect, maintain, and develop the Buyer’s products and intellectual property, (iv) hire, pay and retain the proposed management team, third party consultants, and advisors for the Buyer following the consummation of the sale contemplated in this Agreement, and (v) take such further actions as are necessary to more quickly expand the Buyer’s business subsequent to the sale of the Purchased Assets (collectively the “Development Expenditures”). The Parties acknowledge and agree that these funds were advanced voluntarily and are not the obligation of the Buyer and the Buyer does not have any obligation to repay these funds in the event the transaction contemplated by the Agreement does not close. In the event the transaction does close, then at the Closing, Buyer shall deliver a promissory note or notes to Seller or to third parties at Seller’s direction for the aggregate of all funds incurred, paid, or advanced for the Development Expenditures in the same form as revised Exhibit D hereto, which is attached to this Amendment and incorporated herein by reference less the amount (if any) that IDTEC previously demanded be transferred from the sale of the Preferred Stock.

4.	Section 2.03 Buyer Closing Conditions subsection (g) of the Agreement is hereby deleted in its entirety and replaced with the following:

(g)  Evidence showing Messrs. Ivan Braiker, Devadatt Mishal and Daljit Khangura previously submitted their resignations from the board of directors of Buyer, and Buyer shall have taken all such actions as are necessary to cause Gary Graham and two other persons named by Seller, to be elected as directors of Buyer as of the Closing Date, to serve with Mr. Charles Bennington, who is remaining on Buyer’s board of directors.

5.	Section 2.03 Buyer Closing Conditions subsection (i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i) Except for shares of the Series A-1 Convertible Preferred Stock, no other shares of preferred stock of Buyer shall be issued and outstanding as of the Closing Date and there shall be no outstanding options, warrants or rights that, upon exercise or conversion, would result in the issuance of preferred stock of Buyer.

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6.	Amended Promissory Note. Exhibit D to the Agreement shall be amended in the Form of Amended Exhibit D attached hereto and incorporated herein by reference.

7.	This Amendment to Asset Purchase Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to Asset Purchase Agreement to be executed as of the 9th day of March 2020, by their respective officers thereunto duly authorized.

TRANSBIOTEC, INC.

By:
Charles Bennington, Chief Executive Officer

FIRST CAPITAL HOLDINGS, LLC

By:
Gary Graham, Manager

IDTEC, LLC By First Capital Ventures, LLC, Manager

By:
Gary J. Graham, Manager First Capital Ventures, LLC

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Revised Exhibit D

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